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                                                                  EXHIBIT T3E(4)


                     INSTRUCTION TO REGISTERED HOLDER AND/OR
               BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM OWNER
                                       OF
                          ALTIVA FINANCIAL CORPORATION
                       12 1/2% SUBORDINATED NOTES DUE 2001

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

     The undersigned hereby acknowledges receipt of the Private Placement Memorandum, dated February 23, 2000 (the "Memorandum"), of Altiva Financial Corporation, formerly Mego Mortgage Corporation, a Delaware corporation, the Exchange Agreement by and among the Company and the holders of the 12 1/2% Subordinated Notes due 2001 (the "Old Notes") of the Company who shall execute the same, and the accompanying Letter of Transmittal, that together constitute Altiva's offer. Capitalized terms used but not defined herein have the meanings ascribed to them in the Memorandum.

     This will instruct you, the registered Holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the 12 1/2% Subordinated Notes due 2001 (the "Old Notes") held by you for the account of the undersigned.

     The aggregate principal amount of the Old Notes held by you for the account of the undersigned is (fill in amount): $ __________ of the Old Notes.

     With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

     [ ] TO TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any):

     $__________ of the 12 1/2% Subordinated Notes due 2001.

     [ ] NOT TO TENDER any Old Notes held by you for the account of the undersigned.

     If the undersigned instructs you to tender the Old Notes held by you for its account, it is understood that you are authorized:

     (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representation and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that:

          (1) the undersigned's principal residence is in the state of (fill in state) ____________,

          (2) the undersigned is acquiring Altiva's 12% Secured Convertible Senior Notes due 2006 (the "New Notes") in the ordinary course of business of the undersigned,

          (3) the undersigned is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a public distribution (within the meaning of the Securities
     Act) of the New Notes,

          (4) the undersigned acknowledges that (A) any person who is a broker-dealer or is participating in the Exchange Offer for the purpose of making a public distribution of the